Distributor Agreement

THIS DISTRIBUTOR AGREEMENT (hereinafter "Agreement") is entered into this 10th day of November, 2009, by and between:

IsoRay Medical, Inc., a Delaware corporation with its principal office at 350 Hills Street, Suite 106, Richland, Washington 99354 (hereinafter the "Company"),

and

Inter V Medical Inc., a Canadian Company with its principal office at 5179 Metropolitain East, Montreal, Quebec, Canada H1R 1Z7 (hereinafter the "Distributor").

RECITALS

WHEREAS,            The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

WHEREAS,            The Distributor is a company duly organized, validly existing, and in good standing under the laws of Canada;

WHEREAS,            The Company manufactures or produces certain products or performs certain services or owns certain licenses or patents to procedures, processes or tests with medical applications, described on Exhibit A attached hereto (collectively, the "Products");

WHEREAS,            The Company and the Distributor wish to enter into an agreement whereby the Distributor will become the exclusive distributor of the Products and will market the Products, and will promote and sell the Products in the "Territory" as defined hereinafter in Exhibit B on the terms and conditions set forth herein;

WHEREAS,            The Company from time to time may have products in development or clinical trials which are pending marketing clearances and may require clinical trials or governmental filings before full license approval is achievable in the Territory, and Distributor shall not have the right to distribute Products for any such trials, distribution rights for which shall be retained exclusively by the Company until each trial is fully completed and paid for;

WHEREAS,            The Distributor is willing to work with the Company to take the necessary steps in order to gain such license approvals for the Products in the Territory.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.           Appointment of Distributor. The Company appoints the Distributor, and the Distributor accepts appointment, as the exclusive distributor of the Products in the Territory, excluding all Products distributed for clinical trials and protocol studies in the Territory, distribution rights for which shall be retained exclusively by the Company until each trial is fully completed and paid for. The Distributor may sell the Products of the Company covered by this Agreement as defined in Exhibit A, only within the Territory as defined in Exhibit B attached to this Agreement.  Exhibit A shall further include a description of users, purpose, features and usage associated with the Products.  In exchange for this right of exclusive distribution of the Products, Distributor agrees that it shall not sell, represent or accept appointment as distributor for products having similar users, isotopes, purpose, features and usage as the Products described in Exhibit A, in accordance with Section 14.3 herein.

Section 2.           Products Covered. The Products covered by this Agreement are listed on Exhibit A. Each Product is subject, at the Company's sole discretion, to modification or change in the part number, design or specification.

Section 3.           Duration of Agreement. This Agreement shall become effective on the date first-above written and shall continue for a period of two (2) years from said date unless earlier terminated pursuant to Section 14 hereof.  The Agreement may be renewed in its then-current form only if the parties mutually agree to renewal in writing at least sixty (60) days prior to the expiration of the term of the Agreement.

Section 4.           Price List. The current price list and terms are attached to this Agreement as Exhibit D. The Company reserves the right to change the price list or terms at its sole discretion with 30 days written notice to the Distributor. Documented orders placed prior to the notification of price changes will be honored by the Company at the original prices.

Section 5.           Purchase and Sale of the Products.

5.1
Purchase Quantities. The Distributor shall be responsible for maintaining any minimum purchase quantities or performance requirements shown in Exhibit C during the time periods specified (collectively, the "Minimum Performance Requirements").  In the event that the Minimum Performance Requirements shown on Exhibit C are not met, the Company shall have the right, but not the obligation, to convert this Agreement into a nonexclusive agreement effective the first day of the second calendar month following the end of any quarter in which Distributor fails to meet any of the Minimum Performance Requirements.  To exercise this right, the Company shall provide Distributor with written notice of the loss of its exclusive rights on or before the tenth day of the first month following the end of the quarter in which Distributor failed to meet a Minimum Performance Requirement.  In the event that Distributor fails to meet the Minimum Performance Requirements, the Company may choose, in its sole discretion, to offer the Distributor the option of removing certain Products from this Agreement or may choose to terminate the entire Agreement for cause as provided in Section 14.4.  If the Company provides Distributor with written notice of the loss of its exclusive rights pursuant to this Section 5.1, the Company shall no longer have the right to terminate the entire Agreement for cause for failure to meet the Minimum Performance Requirements.

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5.2
Purchase Orders. Orders for the Products shall be submitted on the Company's written Purchase Order Form and must be received by the Company not less than ten days prior to the ship date specified on the Purchase Order. All Purchase Orders shall be consistent with the provisions of this Agreement and any inconsistent terms shall be deemed stricken. All Purchase Orders are subject to acceptance or rejection by the Company at its sole and absolute discretion.

5.3
Order Cancellation. The Company may cancel any accepted orders or refuse or delay shipment of any orders if the Distributor fails to meet any obligation arising under this Agreement including the failure of the Distributor to pay for invoices within the period specified in Section 5.6.

5.4
Product Delivery. Within fifteen days from acceptance by the Company of Distributor's valid Purchase Order, the Products purchased by the Distributor hereunder are quoted, and shall be shipped FOB point of origin, using a carrier mutually acceptable to the Company and Distributor, directly to Distributor's end user customer.  Distributor shall notify Company of the means of shipping required and shall pay costs of shipping and any other related expenses from point of origin.  The Company shall not be responsible for any failure of a carrier to meet its delivery schedule.

5.5
Title and Risk of Loss. The Distributor shall take title to the Products upon shipment from the point of origin as defined in Section 5.4 hereof and all risks of loss and expenses in connection with the Products shall thereafter rest upon the Distributor including storage, cartage and transportation of the Products as well as all insurance, fees, charges, and taxes. Any such expenses paid for by the Company to expedite the delivery of the Products will be invoiced to the Distributor.

5.6
Payment Terms. The Distributor shall be extended terms of net 30 days from the invoice date. Distributor shall make all payments required under this Agreement in U.S. Dollars.  The Company reserves the right to delay shipment of orders, or make partial shipment of orders, to ensure that the account balance does not exceed the maximum dollar limit or the payment terms are not met.  If Distributor is delinquent, without basis or without prior written mutual agreement that such delinquency is acceptable to Company, and payment is not received within 35 days of invoice or shipment date, whichever is later, Company may ship subsequent shipments on a pre-pay basis until Distributor has made payments to cure such delinquency; further, Company may charge, and Distributor shall timely pay, a late fee in the amount of 1.5% of the delinquent balance per month for amounts over forty-five (45) days.  Delinquency shall be cause for termination of this Agreement by the Company as provided in Section 14.4.

5.7
Records Retention.  Distributor shall maintain complete and accurate records pertaining to the purchase of the Products for a period of three calendar years after the year in which such purchases occurred, and in sufficient detail to permit the Company to confirm the accuracy of each of the foregoing.

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5.8
Taxes.  In the event that Distributor is required to withhold any tax to the tax or revenue authorities in any country or other governmental division in the Territory regarding any payment to the Company due to the laws of such governmental division, such amount shall be deducted from the payment to be made and Distributor shall promptly notify the Company of such withholding and, within a reasonable amount of time after making such deduction, shall furnish the Company with copies of any tax certificate or other documentation evidencing such withholding.  Each party agrees to cooperate with the other party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.  Regardless of the withholding requirements imposed by authorities in the Territory, Distributor shall be solely responsible for all currency conversions taxes and border crossing fees incurred.

Section 6.           Design Changes. The Company shall advise the Distributor of all major contemplated changes of design in the Products with thirty (30) days prior written notice to the date such redesigned product is first shipped to the Distributor.

Section 7.           General Obligations of the Company. As an inducement to the Distributor to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents, warrants, and covenants to the Distributor as follows:

7.1
The Company has the full right, title and in some cases, proprietary interest in, and to, the Products; and the consummation of the transactions contemplated herein and the granting by the Company to the Distributor of the right to sell the Products does not require the consent, waiver, approval, or authorization of any person or authority and, to the Company's knowledge, does not violate any other agreements, instruments, patents, or rights of any third party.

7.2
The Company shall provide the English language artwork for sales and promotional materials; as well as technical sales support by Company personnel in the Territory on at least an annual basis, but such technical sales support shall not exceed three eight-hour days per year without the mutual consent of the parties.

7.3
The Company shall provide technical information as reasonably required by the Distributor for marketing or regulatory purposes. The Company reserves the right to require the Distributor to sign a specific and redundant Nondisclosure Agreement for any specific technical information requested if such requested information is deemed by the Company to be so sensitive that additional safeguards are warranted.

7.4	The Company shall be solely responsible for its expenses and those of its staff and agents unless otherwise agreed to by the parties.

Section 8.           General Obligations of Distributor.  As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Distributor hereby represents, warrants, and covenants to the Company as follows:

8.1
The Distributor represents that it has experience and expertise in marketing and selling products similar to the Products, as well as the financial resources to market the Products, and shall use its reasonable best efforts to market and sell the Products in the Territory and to achieve the maximum sales potential of the Territory.  Distributor agrees to diligently and continuously promote the sale of the Products and shall: (i) avoid deceptive, unfair, misleading, or unethical trade practices that are or might be detrimental to the Company, the Products, its customers, or the public, including any disparagement of the Company or the Products; (ii) make no false or misleading representations with regard to the Company or the Products; (iii) refrain from publishing or employing any misleading or deceptive advertising material; (iv) refrain from disparaging the Company or the Products, or from otherwise injuring the reputation and good standing of the Company; and (v) conduct its business in a professional manner which will reflect positively upon the Company and its business.

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8.2
The Distributor will maintain the Minimum Performance Requirements listed in Exhibit C hereto. The failure to meet Minimum Performance Requirements shall be a breach of this Agreement and may result in loss of exclusivity as provided in Section 5.1 or the Company's termination of this Agreement for cause as provided in Section 14.4.

8.3
The Distributor shall maintain an active, direct sales organization of a size that can fully exploit the potential of the Territory and keep the prospective customers informed of the availability of the Products and that is knowledgeable with respect to the clinical procedures in which the Products are used as well as the sales features and benefits of the Products and their correct operation and use.  Distributor shall ensure that the members of its sales organization maintain the skill levels, and product and clinical knowledge required to properly sell and service the Products.

8.4
The Distributor shall not promote or sell any of the Products outside the Territory and Distributor may not undertake distribution of or accept appointment as distributor for products having similar customers uses, purpose, features and usage as the Products set forth in Exhibit A, as amended from time to time as long as this Agreement has not been terminated.

8.5
No less than annually during the Term of this Agreement, the Distributor shall provide to the Company forecasts of anticipated Product requirements. The initial forecast is due within 30 days of execution of this Agreement. The Distributor acknowledges that Purchase Orders in excess of the quantities set forth in the most recent forecast may require additional delivery time as may be mutually acceptable to the parties.

8.6	The Distributor shall cooperate with the Company to implement any marketing, promotion or sales strategies in the Territory.

8.7
In the event that any documentation related to the Products, including without limitation the promotional materials, the technical sales support materials or any technical documents, to be printed or not, shall be translated into the French language in order to comply with the applicable legislation in the Territory or in order to effectively promote the Products in the Territory, the Distributor shall be responsible, at its own expense, for translation of the above-mentioned documentation and shall provide copies of all such translated documentation to the Company.

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8.8
The Distributor shall, at its own discretion, use reasonable means to promote the Products in the Territory including, but not limited to: direct sales contact with customers, attendance at trade shows and clinical conferences, advertisements in professional publications, etc.

8.9	The Distributor shall take all measures necessary to ensure that the Products are handled and stored in an environment that will maintain the quality and cleanliness of the Products.

8.10
In the possible event of any clinical complications involving the use of the Products, adverse reaction, malfunction, injury or other similar claims with respect to the Products, the Distributor will promptly gather as much information regarding the incident as possible (including the name and contact information of the doctor, the hospital, the patient, the circumstances, the factors contributing to the incident, and any other information reasonably requested by the Company) and report the matter to the Company and the local authorities within 24 hours of becoming aware of the incident.  Distributor will permit the Company's quality assurance personnel full access to all of Distributor's information and correspondence concerning the incident at all times.

8.11
As soon as practicable after receiving notice of any claim, action or inquiry by any applicable regulatory authority or court of law relating to alleged non-compliance with the Products' warranty or any notice with respect to any alleged violation of any law on the part of the Products, and of any adverse incidents or customer or patient complaints regarding the Products of which Distributor becomes aware — Distributor shall notify the Company as in writing, and shall consult with the Company regarding responses to such claims, actions or inquiries and shall also provide the Company with copies of all correspondence in response to such claims, actions or inquiries.

8.12
The Distributor will take all measures reasonably possible to ensure that its customers are educated as to the proper use of the Products and that they understand the recommendations, precautions and contraindications shown on all package inserts and labeling. Distributor acknowledges that the Products are medical devices regulated by the FDA and Health Canada and agrees to represent the Products in accordance with their labeling, manuals, and applicable regulations.  Distributor agrees that its sales representatives will instruct customers regarding the Products in accordance with the Product labeling. All of the duties of Distributor set forth in this paragraph shall be accomplished in conformance with usual and customary standards generally accepted in the medical device industry.  Distributor agrees to refrain from making any claims about the Products which do not conform to the specifications for the Products provided by the Company, directions for use, product labeling, and applicable governmental registrations for such Products.  Distributor further agrees to immediately cease, following written notice from the Company, making any claims which the Company reasonably objects to with respect to the Products.

8.13
The parties agree, warrant and represent that they will each comply with all applicable laws, regulations, rules, requirements and ordinances of all governmental authorities, including but not limited to ISO requirements, applicable to the use, re-use, manufacture, sale, distribution, transportation, exportation or importation of Products for their particular roles and responsibilities hereunder. All medical device licenses and future applications to distribute the Product in Canada are solely the responsibility of the Company pursuant to the Therapeutic Products Program (TPP) regulated under the laws of Canada. Distributor is solely and exclusively responsible for complying with all regulatory obligations for sale and/or use of Products in the Territory prior to the sale of Products by Distributor in the Territory. Each party agrees, warrants and represents that, with respect to the activities to be conducted by such party hereunder, it will maintain all licenses, permits and other approvals necessary to sell, manufacture, distribute, transport, export, import and ship Products.  Upon written request by the other party, each party agrees to provide the other party with copies of all appropriate documentation for confirmation of said authority to sell, manufacture, distribute, transport, export, import and ship Products.

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8.14
Distributor shall submit for approval by the Company all promotional literature, ad copy, and marketing collateral items to be used by Distributor with respect to the promotion of Products, including all such items that use any of the Company's trademarks or logos for the Products, and shall obtain the Company's approval prior to dissemination or use of such items.  The Company shall approve or disapprove, in writing, all items submitted pursuant to the preceding sentence within fifteen (15) days after receipt, and shall not unreasonably withhold said approval.  Distributor shall provide the Company with at least three (3) copies of all approved materials concurrent with their deployment by Distributor.

8.15
The Distributor is a company duly organized, validly existing, and in good standing under the laws of Canada and Distributor has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.  Distributor shall provide all sales force (including, without limitation, sales administration and training), order entry, customer service, reimbursement management, medical affairs, medical information, marketing (including all advertising and promotional expenditures), warehousing, physical distribution, invoicing, credit and collections, production forecasting and other related facilities and services necessary or desirable for Distributor's distribution, marketing and sales of the Products in the Territory.

The Distributor is a company duly organized, validly existing, and in good standing under the laws of Canada and Distributor has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

8.16	Distributor has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

Section 9.           Additional Rights and Duties of the Company and the Distributor.

9.1
Each of the parties hereto acknowledges that, from time to time during the term of this Agreement, the parties hereto may come into the possession of confidential information of the other party relating to such party's customers, operations, activities, intellectual property (including, without limitation, trade secrets and know-how), products and/or services, (collectively, the "Confidential Information"), and that such information is property valuable to the party that has developed it, and that the party that has developed it desires to retain it in confidence and withhold it from publication to others, and that such Party has a legitimate business interest in such intent.  The Distributor and the Company shall, to the best of their ability, maintain in strict confidence and duly safeguard any and all Confidential Information of the other party and shall not use or disclose said information to others. Each party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the disclosing party and its affiliates from any violation or threatened violation of this Section 9.1.  In no event shall a party be entitled to use any of the other's Confidential Information, or any derivatives thereof, in connection with the sale or production of any products or services that are competitive with (direct or indirect) or similar to those products and services sold, produced, manufactured, offered for sale, designed or developed by the disclosing party or any of its affiliates or parent. Each party agrees to refrain from knowingly infringing, in any manner, directly or indirectly, on any Confidential Information of the other party (or any of its affiliates or parent), regardless of whether such Confidential Information has been registered, filed or recorded with the United States Patent and Trademark Office, or any similar federal, state or international agency or regulatory body.  Each party further agrees that it shall comply with all obligations imposed on it by the United States Patent and Trademark Office or any similar federal, state or international agency or regulatory body with respect to the  other party's intellectual property rights. The obligations of this provision shall survive the termination of this Agreement (a) for the life of the relevant intellectual property rights, in the case of patents and trademarks, and (b) for the applicable period described in Section 15.3, in the case of Confidential Information.

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9.2
The Distributor and the Company shall be solely responsible for their respective expenses and those of their staff and agents as well as for any commitments made directly to customers by either party without the prior consent of the other.

9.3
The Company will supply the Distributor with technical and scientific materials and references sufficient to allow the Distributor to describe the Products, their correct clinical handling and use and the merits of the techniques proposed by the Company. The Company agrees, upon request by Distributor, to assist Distributor in ensuring that all technical and sales staff of the Distributor are fully educated as to the merits, correct use, limitations and contraindications for the use of the Products, provided that the Company shall not be obligated to provide greater than three eight-hour days of sales support or training to Distributor's staff in any twelve-month period.

9.4
The Distributor shall use its reasonable efforts to cooperate with the Company to meet requests of the Company to participate in, or be present at, any procedure involving the Products in the Territory.

9.5
The Distributor acknowledges that in some cases there may be Products available for use or sale in the Territory on a "clinical evaluation" basis pending formal marketing approval. In such cases, at the Company's request, the Distributor will use its best effort to cooperate with the Company's regulatory strategy while meeting all required guidelines and regulations set forth by the responsible governing body in the Territory. In such cases the Distributor may be asked to, and will be responsible for, assisting with the accumulation of data and the communication of such data to the appropriate personnel at the Company.  Distributor acknowledges that it does not have distribution rights with respect to Products available for use or sale in the Territory on a "clinical evaluation" basis pending formal marketing approval and such distribution rights shall be retained by the Company.

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9.8	Both parties to this Agreement will make available to the other such records or inspections as are necessary to ensure the compliance of the terms binding each party under this Agreement.

9.9
Each party agrees that during the term of this Agreement, and for two (2) years thereafter, it shall not:  (i) employ or retain on an independent contractor basis; or (ii) solicit for employment or for an independent contracting basis any person who was, at any time during the immediately preceding twelve (12) month period, employed by the other party or any of its affiliates.

9.10
Distributor and the Company shall each shall continue to own all of their respective intellectual property in any form ("IP"), including IP developed or acquired by that party after the date hereof, and nothing in this Agreement shall be construed as transferring any IP of a party.  Nor shall this Agreement be construed to grant any license to any such IP, except as expressly provided for herein during the term hereof. Any derivative work, as relates to copyright, or improvement of a party's IP created by the other party pursuant to this Agreement, shall be the property of the party who owns the IP on which the derivative work or improvement is based, unless otherwise specifically agreed in advance.

Section 10.           Health Canada Requirements and Approval.

10.1	The Company shall work in good faith and shall use its best efforts to promptly obtain and maintain Marketing Clearance by Health Canada of any new Products.

10.2	The Distributor will use its best efforts to assist the Company in obtaining the approval for the Products in the Territory whether or not Health Canada has cleared the Products for marketing.

10.3
The Distributor will use its best efforts to assist the Company in meeting any requirements set forth by Health Canada pursuant to the gathering of information related to any incident or pursuant to any recall of any Product mandated by Health Canada or related to the accumulation and reporting of clinical data relating to the use of the Products.

Section 11.           Product Warranty and Limitations of Liability.

11.1
The Company warrants to Distributor only that the Products, when delivered to Distributor's end user customers pursuant to this Agreement, shall be in accordance with their specifications as reflected on the labeling accompanying each unit of Product shipped, and shall be free of defect in materials or workmanship as specified in any applicable Warranty Statement.

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11.2
The Company will replace at no charge any Product claimed by Distributor to be defective in which the Company is able to verify the reported defect, and the Company shall assume all costs and expenses related to the shipping back to the Company of defective Products by Distributor.

11.3
Non-defective Product is not eligible for return unless agreed to in writing by an authorized Company representative. Any non-defective Product which the Company may agree to take back will be subjected to a restocking fee of 15% and must be received by the Company in a condition suitable for re-sale.

11.4
Other than the indemnity provisions in Section 13 below and the warranty and other remedies expressly specified herein, the Company's and its affiliates' entire and collective liability arising out of or relating to this Agreement, including without limitation on account of performance or nonperformance of obligations hereunder, regardless of the form of the cause of action, whether in contract, tort (including without limitation gross negligence but not including intentional torts, fraud or bad faith), statute or otherwise, shall in no event exceed the amounts paid to the Company under this Agreement for the Products.  EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES OR PARENTS SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR PARENTS FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, OR FOR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY DELAYS, LOSS OF PROFIT, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF A PARTY OR ITS AFFILIATES HAVE BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.  No action, regardless of form, arising out of this Agreement may be brought by either party more than two (2) years after the cause of action has accrued.

Section 12.	Insurance.

12.1	The Company and Distributor each agree to carry general product liability insurance in the minimum amount of $2 million per occurrence with a $2 million aggregate limit annually.

Section 13.	Indemnification

13.1
The Company shall indemnify and hold the Distributor harmless from and against all costs, claims and damages, which are the result of negligence or willful misconduct of the Company in connection with the fulfillment of the Company's rights or obligations under this Agreement, with the exclusion of defense costs, as determined in a final and non-appealable judgment or a settlement agreement which the Company approved. However, the Company shall not be obligated to indemnify the Distributor unless:

(a)	the Distributor gives the Company prompt written notice of any claim for which it seeks indemnification;

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(b)
the Company has been offered the possibility of intervention in a lawsuit between Distributor and a third party in connection with the Products at its own cost or has approved a settlement releasing both Parties.

13.2	In no event will the Company have any obligation or liability to Distributor under Section 13.1 for any of the following:

(a)	costs, claims and damages due to the Distributor's own negligence, recklessness, wrongful intentional acts or omissions, or intent;

(b)	use of the Products or promotion of the Products not in conformity with such Product's labeling by Distributor or Distributor's customers;

(c)	breach of any of Distributor's representations or warranties contained in this Agreement; or

(d)
improper storage, handling, or transportation of a Product by the Distributor or its agents or customers, including, but not limited to, repackaging or removal of a Product from its original packaging.

13.3
In all of the above circumstances, Distributor and Manufacturer shall indemnify, defend and save each other hold harmless the Company from all loss, damage, cost or expense of any nature, arising from or in any way connected with any injury to persons or property caused by or resulting from any act of negligence of the other, or its agents, in the use of the Products and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from any of the items specified in Section 13.2(a) through (d).

Section 14.           Termination.

14.1
Either party may terminate this Agreement by giving written notice to such effect to the other party if bankruptcy, insolvency or reorganization proceedings, or other proceedings analogous in nature or effect, are instituted by or against the other party, or if the other party is dissolved or liquidated or acquired due to insolvency or reorganization proceedings, whether voluntarily or involuntarily, or if a receiver or trustee is appointed for all, or a substantial part of, the assets of the other party or the other party makes an assignment for the benefit of creditors.

14.2
Either party may terminate this Agreement for cause, by giving written termination notice to the other party of breach of any term or condition contained in this Agreement in accordance with the provisions of this Section 14.  The terminating party shall provide the other party an opportunity to cure the breach, and where such cure can be demonstrated to both parties' satisfaction within thirty (30) days of the written termination notice, termination shall not occur. In the event of the termination of this Agreement, the Distributor shall have thirty (30) days to close any pending business during which time the company shall honor the terms of this Distributor Agreement.

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14.3
Company may terminate this Agreement for cause in the event that Distributor sells products having similar users, purpose, features and usage as the Products described in Exhibit A, subsequent to the date of this Agreement in accordance with Section 1 above.

14.4
Company may terminate this Agreement for cause in the event that: (i) Distributor fails to meet the Minimum Performance Requirements as described in Exhibit C of the Agreement; or, (ii) Distributor has payments to Company that are delinquent for a period of more than sixty (60) days.

14.5
Either party may terminate this Agreement in the event of a Change in Control of the other party. "Change in Control" means the acquisition by any person or group of persons acting jointly or in concert of more than 50% of the issued and outstanding voting securities of the Company, where such acquisition is not due to insolvency or liquidation proceedings.

14.6
In the event Distributor terminates the Agreement without cause, or if Company terminates the Agreement for cause, Distributor may not undertake distribution of or accept appointment as distributor for products having similar customers, users, purpose, features and usage as the Products described in Exhibit A for a period of twenty-four (24) months following termination date.  Distributor shall also, within thirty (30) days of termination date, provide to Company a list of customers who have purchased any of the Products in the Territory during the thirty-six (36) months preceding termination date.

Section 15.           Rights and Obligations After Termination or Expiration.

15.1
In the event of the termination or expiration of this Agreement for any reason, Distributor shall immediately cease selling the Products.  For a period of not more than thirty days following termination or expiration, the Company shall complete shipments for orders placed prior to termination or expiration, but shall not be obligated to accept any new orders from Distributor.  Distributor agrees that the payment and other terms of this Agreement shall apply to orders placed prior to termination or expiration but shipped after termination or expiration.

15.2
In the event of the termination or expiration of this Agreement for any reason, Distributor will, within thirty (30) days, remove the Company's logos, trademarks or other markings from any printed material, or other property which links the Company to the Distributor.

15.3
In the event of the termination or expiration of this Agreement for any reason, the confidentiality provisions herein, including those specified in Sections 9.1 and 21, shall continue to be in force for a period of three (3) years following termination date.

15.4
Upon termination or expiration of this Agreement for any reason, Distributor shall promptly return to the Company copies of all data, reports, records and materials in its possession or control that relate to the Products and return to the Company all relevant records and materials in its possession or control containing any Confidential Information of the Company (provided that Distributor may keep one copy of such Confidential Information of the Company for archival purposes only); and Distributor shall transfer to the Company ownership of all registration applications, registrations and other regulatory filings made or filed for any of the Products (to the extent that any are held in Distributor's name), if permitted by applicable laws and regulations.

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Section 16.           Notices. All notices, requests or other communications required or permitted hereunder shall be deemed officially sent when delivered by certified airmail letter postage prepaid, or by facsimile transmission with documentation of successful transmission to the address or facsimile number set forth below:

Company:	IsoRay Medical, Inc.
350 Hills Street, Suite 106
Richland, Washington 99354
Tel:	509-375-1202
Fax:	509-375-3473
Email:	_____________
Attn:	_____________

Distributor:	Inter V medical, Inc.
5179 Metropolitain East
Montreal, Quebec, Canada H1R 1Z7
Tel:	514-955-3410
Fax:	514-955-3411
Email: genevieb@intervmedical.com
Attn:	Geneviève Bédard

Section 17.           Distributor Not an Agent. This Agreement does not establish the Distributor as the agent or legal representative of the Company, nor the Company as the agent or representative of the Distributor for any purpose whatsoever. Neither party is granted any express or implied right or authority by the other party to assume or to create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

Section 18.           Jurisdiction. This Agreement and the rights, obligations and relations of the parties shall be governed by and construed in accordance with the laws of the State of Washington and the laws of the United States applicable therein. The parties agree that the courts of the State of Washington located in Benton County shall have jurisdiction to entertain any action or other legal proceedings based on any provision of this Agreement.

Section 19.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and wholly cancels, terminates and supersedes all previous negotiations, agreements and commitments, whether formal or informal, oral or written, with respect to the subject matter hereof. All of the terms, provisions, and conditions agreed on by the parties hereto are expressed herein and except as contained in this instrument, there are no other further understandings. Any terms stated on any Purchase Order which conflict with the terms of this Agreement shall be deemed void and the terms of this Agreement shall prevail.

P. 13

Section 20.           Distributor Compensation. The Distributor's sole compensation under this Agreement shall be derived by marking up the price of the products and re-selling them for a profit, unless otherwise provided for in a written document from the Company.

Section 21.           Non-applicability. The obligations set forth in Section 9.1 above shall not apply to any Confidential Information disclosed hereunder which:

(a)
at the time of disclosure, was generally available to the public or has become, after the time of disclosure, part of the public domain by publication or otherwise through no fault of the party to which the information was disclosed, and is thus communicated to the party who disclosed the information;

(b)	is demonstrated by the party, at the time of disclosure, to already be known to the party and not acquired, directly or indirectly from the other party;

(c)
is demonstrated, at the time of disclosure, to have been pre-existing information already independently developed by the party and not as a result of disclosure of the Confidential Information by a party to the other;

(d)
is demonstrated by the party, after the time of disclosure, to have been acquired in good faith without any restriction of confidentiality from a third party who is under no secrecy obligation to the other party with respect thereto, or

(e)	is no longer treated as confidential by the party and such treatment has been confirmed in writing.

Section 22.           No Waiver. No failure to exercise or delay in exercising any right or remedy under this Agreement by either party shall operate as a waiver thereof or of any other right or remedy which such party may have hereunder, nor shall any single or partial exercise of such right or remedy preclude any further exercise thereof or of any other right or remedy which such party may have hereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law, in equity or otherwise.

Section 23.           Severability. In the event that any provision or any portion of any provision of this Agreement is adjudged, by a court of competent jurisdiction, to be invalid, illegal or unenforceable under any applicable law, such provision or portion thereof shall be deemed to be deleted from this Agreement and the validity of the remainder of this Agreement shall remain unaffected thereby.

Section 24.           Headings. The descriptive headings of this Agreement have been inserted for convenience and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

Section 25.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

P. 14

Section 26.           Company Trademarks and Logos. The Company hereby grants Distributor the non-exclusive right to use the Company's trademarks and logos related to the Products in the Territory solely in connection with the promotion and sale of the Products, subject to the provisions of this Agreement and for the term hereof.  In the event that this Agreement expires or is terminated for any reason, Distributor's rights to use the Company's trademarks and logos pursuant to this Section 26 shall terminate as well.  Whenever Distributor uses the Company's trademarks or logos in advertising or in any other manner in connection with the marketing and sale of the Products, Distributor shall clearly indicate the Company's ownership of the trademarks and logos. When using the Company's trademarks or logos under this Agreement, Distributor agrees to comply with all laws pertaining to trademarks in force at any time in the Territory.  Distributor acknowledges that the Company is the owner of the Company's trademarks and logos.  Distributor shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing or tending to impair such ownership.

Section 27.           Force Majeure.  Neither party shall be held liable or responsible to the other party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Distributor or the Company, as the case may be, shall immediately notify the other party of such inability and of the period for which such inability is expected to continue. The party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each party shall use reasonable efforts to minimize the duration of any force majeure.

 [Signature Page Follows]

P. 15

IN WITNESS WHEREOF, the parties hereto, hereby execute this Agreement as of the date set forth above

IsoRay Medical, Inc., a Delaware corporation

By:	/s/ Dwight Babcock	Date: Nov. 13, 2009
Dwight Babcock
CEO, IsoRay Medical, Inc.

Distributor: Inter V médical, Inc.
                     A Canadian Company

By:	/s/ Geneviève Bédard	Date: Nov. 10th, 2009
Geneviève Bédard
President
P. 16

EXHIBIT A
PRODUCTS

Product Code	Description	Per Seed

CS1LNN	Cesium131 Loose Seed	[**]
Shipped non sterile

CS1LCS	Cesium131 Loose Seed	[**]
Shipped sterile w/confirmation assay

CS1MNN	Cesium131 Seed pre-loaded in Disposable	[**]
Mick® Cartridge
Shipped non sterile

CS1MCN	Cesium131 Seed pre-loaded in Disposable	[**]
Mick® Cartridge
Shipped sterile

CS1MNS	Cesium131 Seed pre-loaded in Disposable	[**]
Mick® Cartridge
Shipped non-sterile w/confirmation assay

CS1MCS	Cesium131 Seed pre-loaded in Disposable	[**]
Mick® Cartridge
Shipped sterile w/confirmation assay

CSPCS	Cesium131 Seed pre-loaded in Needle	[**]
Shipped sterile w/confirmation assay

CS1SCS	Cesium131 Seed Stranded and pre-loaded in Needle	[**]
Shipped sterile w/confirmation assay

CS1CNN	Cesium131 Calibration Seed	[**]

CS131SH	Cesium131 Handling and Shipping	[**]

XXXX	Iodine-125 seeds in any configuration	[**]

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

P. 17

EXHIBIT B
TERRITORY

All provinces and territories of Canada

EXHIBIT C

MINIMUM  PERFORMANCE  REQUIREMENTS

Sales volume of the Products sold by Distributor pursuant to this Agreement during the quarter ending December 31, 2009 (the "Trial Period Target") must equal or exceed  [**] cases.

Future minimum sales volumes shall be as follows (the "Initial Sales Targets"):

Quarter Ending	Number of Cases
March 31, 2010	[**]
June 30, 2010	[**]
September 30, 2010	[**]
December 31, 2010	[**]
March 31, 2011	[**]
June 30, 2011	[**]
September 30, 2011	[**]

If the Agreement is renewed, during each subsequent quarter following the quarter ended September 30, 2011, the number of cases sold will be subject to a new addendum  as mutually agreed to by the parties (the "Subsequent Sales Targets").  The Trial Period Target, Initial Sales Targets and Subsequent Sales Targets shall together be referred to in the Agreement as the "Minimum Performance Requirements."

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D
DISTRIBUTOR PRICE LIST

[intentionally omitted]